EXHIBIT 4.4.2

    (Multicurrency—Cross Border)

SCHEDULE

to the

2002 ISDA Master Agreement

dated as of [______] [__], 2008

between

MacroShares Major Metro Housing Up Trust ("Party A")

and

MacroShares Major Metro Housing Down Trust ("Party B")

Part 1

Termination Provisions

(a)

"Specified Entity" means: Not Applicable

(b)

"Specified Transaction" shall have the meaning specified in Section 14 of this Agreement.

(c)

Events of Default and Termination Events. The following Events of Default and Termination Events shall apply to Party A and Party B as set forth below:

Event of Default/Termination Event	Applies to Party A	Applies to Party B
Section 5(a)(i) Payment Default	No	No
Section 5(a)(ii) Breach of Agreement	No	No
Section 5(a)(iii) Credit Support Default	No	No
Section 5(a)(iv) Misrepresentation	No	No
Section 5(a)(v) Default Under Specified Transaction	Yes	Yes
Section 5(a)(vi) Cross Default	No	No
Section 5(a)(vii) Bankruptcy	Yes	Yes
Section 5(a)(viii) Merger Without Assumption	No	No
Section 5(b)(i) Illegality	Yes	Yes
Section 5(b)(ii) Tax Event	No	No
Section 5(b)(iii) Tax Event Upon Merger	No	No
Section 5(b)(iv) Credit Event Upon Merger	No	No
Section 5(b)(v) Additional Termination Events	No	No

(d)

The "Automatic Early Termination" provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(e)

Payments on Early Termination. Notwithstanding the provisions of Section 6 of the Master Agreement, no Event of Default or Termination Event shall entitle either party to designate an Early Termination Date under any Transaction hereunder, and all Transactions shall continue in accordance with their terms following any Event of Default or Termination Event.

(f)

"Termination Currency" means U.S. dollars.

(g)

Additional Termination Event. No "Additional Termination Events" will apply for purposes of Section 5(b)(v).

(h)

Termination Payments. Any payment or payments due upon the early termination of this Agreement or any Transaction hereunder shall be payable on the Early Termination Date.

Part 2

Tax Representations

(a)

Payer Tax Representations. For the purposes of Section 3(e) of this Agreement, Party A and Party B will each make the following representations to the other:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, each party may rely on:

(i)

The accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(ii)

The satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement, and

(iii)

The satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement,

provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(b)

Payee Tax Representations.

(i)

For the purposes of Section 3(f) of this Agreement, Party A makes the following representations to Party B.

It is a partnership for U.S. tax purposes.

(ii)

For the purposes of Section 3(f) of this Agreement, Party B makes the following representations to Party A.

It is a partnership for U.S. tax purposes.

Part 3

Documents to be delivered

(a)

For the purpose of Sections 4(a)(i) of this Agreement, each party agrees to deliver the following documents, as applicable:

Party required to deliver documents	Form/Document/Certificate	Date by which to be delivered

Party A and Party B	An executed United States Service Form W-9 (or successor thereto).

(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by the other party; and (iii) promptly upon learning that any Form W-9 (or any successor thereto) has become obsolete or incorrect.

 (b)

For the purposes of Section 4(a)(ii), the other documents to be delivered are as follows, which shall be covered by the representation in Section 3(d) of the Agreement if specified:

Party required to deliver documents	Form/Document/Certificate	Date by which to be delivered	Section 3(d) representation

Party A and Party B

Any documents required by the receiving party to evidence the authority of the delivering party for it to execute and deliver this Agreement, the Confirmation to which it is a party, and to evidence the authority of the delivering party to perform its obligations under this Agreement and the Confirmation.

		Upon execution and delivery of this Agreement and applicable Confirmation.	Applicable.

Party A/Party B	Legal opinions satisfactory to the other party.	Upon execution and delivery of this Agreement.	Not Applicable.

Part 4

Miscellaneous

(a)

Address for Notices. For the purpose of Section 12(a) of this Agreement, the addresses for notices and communications to Party A and Party B shall be as follows:

TO PARTY A:

MacroShares Major Metro Housing Up Trust

c/o State Street Bank and Trust Company, N.A.

Two World Financial Center

225 Liberty Street

New York, New York 10281

Attention: James Casey

Facsimile: (617) 988-9556 and (617) 451-4704

TO PARTY B:

MacroShares Major Metro Housing Down Trust

c/o State Street Bank and Trust Company, N.A.

Two World Financial Center

225 Liberty Street

New York, New York 10281

Attention: James Casey

Facsimile: (617) 988-9556 and (617) 451-4704

(b)

Process Agent. For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent:

Not applicable.

Party B appoints as its Process Agent:

Not applicable.

(c)

Offices. The provisions of Section 10(a) will apply to this Agreement.

(d)

Multibranch Party. For purpose of Section 10(c) of this Agreement:

(i)

Party A is not a Multibranch Party.

(ii)

Party B is not a Multibranch Party.

(e)

The Calculation Agent for any Transaction shall be as set forth in the confirmation for such Transaction.

(f)

Credit Support Document. Details of any Credit Support Document:

With respect to Party A: None.

With respect to Party B: None.

(g)

Credit Support Provider. Credit Support Provider means in relation to Party A and Party B: Not applicable.

(h)

Governing Law: This Agreement shall be governed by and construed in accordance with New York law.

(i)

Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will apply all Transactions under this Agreement, so that payments due under different Transactions will NOT be netted against each other pursuant to Section 2(c).

(j)

"Affiliate" shall have the meaning specified in Section 14 of this Agreement.

Part 5

Other Provisions

1.

Representations

Each party will be deemed to represent to the other party on the date that it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(i)

Non-Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered to be investment advice or a recommendation to enter into that Transaction. No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)

Assessment and Understanding. It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts the terms and conditions and risks of that Transaction. It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)

Status of Parties. The other party is not acting as a fiduciary for or adviser to it in respect of that Transaction.

2.

Withholding Tax

Notwithstanding Section 2(d) of the Agreement, neither party shall be required to pay any additional amounts in respect of an Indemnifiable Tax or be under any obligation to pay any amount to the other party in respect of any liability for or on account of any Indemnifiable Tax.

3.

Definitions

Capitalized terms not defined under this Agreement shall have the definitions ascribed to them in the MacroShares Major Metro Housing Down Trust Agreement (the "Down Trust Agreement") or the MacroShares Major Metro Housing Up Trust Agreement (the "Up Trust Agreement"), each dated as of [______] [__], 2008, and each entered into among MacroShares Housing Depositor, LLC, as Depositor, State Street Bank and Trust Company, N.A., as Trustee, MacroMarkets LLC, as Administrative Agent, and Macro Financial, LLC as a Marketing Agent.

4.

Confirmation regarding Limitation of Trustee Liability

It is understood and agreed that the Trustee shall not be personally liable or otherwise liable for an error of judgment or with respect to any action taken, suffered or omitted by it in good faith except as expressly set forth in the Down Trust Agreement or Up Trust Agreement, as applicable, and that any creditor of Party A or Party B or any other party asserting any claim relating to Party A or Party B, other than a claim that the Trustee has acted with gross negligence, was grossly negligent in failing to act, acted with bad faith or reckless disregard of its duties hereunder or engaged in willful misconduct, shall look solely to the assets of Party A or Party B, as applicable, and shall not look to the Trustee to satisfy such claims.

MacroShares Major Metro Housing Up Trust		MacroShares Major Metro Housing Down Trust

By:	State Street Bank and Trust Company, N.A.,	By:	State Street Bank and Trust Company, N.A.,
	not in its individual capacity		not in its individual capacity
	but solely as Up Trustee		but solely as Down Trustee

By:		By:
	Name: James Casey		Name: James Casey
	Title: President		Title: President
	Date:		Date: